Exhibit 1.1

(Translation)

ARTICLES OF INCORPORATION
OF
NISSIN CO., LTD.

Chapter I. General Provisions

(Trade name)

     Article 1. The Company shall be called Kabushiki Kaisha Nissin, which shall be written NISSIN CO., LTD., in English.

(Objectives)

     Article 2. The objectives of the Company shall be to engage in the following activities:

(1)	Consumer financing, commercial financing and the business of mediation, guarantee and agency for these financings;

(2)	Lease, rent, sale, purchase and intermediation of real estate;

(3)	Sale and purchase of securities;

(4)	Non-life insurance agency business, activities relating to the offering of life insurance policies, and insurance agency business pursuant to the Automobile Liability Indemnity Law of Japan;

(5)	Investment and management consulting services for business organizations;

(6)	Collection agency;

(7)	Computation surrogate business;

(8)	Contract for advertising and general publicity;

(9)	Factoring;

(10)	Development and sale of computer software;

(11)	Sale of computers and their peripherals;

(12)	Operation and lease of sport facilities;

(13)	Corporate accounting and labor management surrogate business;

(14)	Internet service provider business;

(15)	Advertising and general publicity business on the Internet;

(16)	Intermediation of money loans by utilizing the Internet;

(17)	Business concerning acceptance of planning, development and production of software relating to the Internet, and consulting services therefor;

(18)	Business relating to general bridal services;

(19)	Business of planning, managing and coordinating various kinds of events;

(20)	Business relating to the giving of various kinds of culture classes and classes for acquiring various kinds of licenses;

(21)	Planning and production of advertisements and general publicity, and advertising agency;

(22)	Business of offering compulsory automobile inspection services; and

(23)	All activities incidental to any of the foregoing items.

(Location of head office)

     Article 3. The Company shall have its head office in Matsuyama City, Ehime Prefecture.

(Method of giving public notices)

     Article 4. Public notices of the Company shall be inserted in the Nihon Keizai Shimbun.

Chapter II. Shares

(Total number of shares to be issued by the Company)

     Article 5. The total number of shares authorized to be issued by the Company shall be 960,000,000 shares; provided, however, that in case any shares are cancelled, the number of shares so cancelled shall be subtracted from the total number of shares so authorized.

(Purchase of shares)

     Article 6. The Company may, by resolution of the Board of Directors, purchase its own shares pursuant to Article 211-3, paragraph 1, item 2 of the Commercial Code of Japan.

(Number of shares to constitute one unit and non-issuance of certificates for less-than-one-unit shares)

     Article 7. The number of shares to constitute one unit of shares of the Company shall be 100 shares.

     2. The Company shall not issue certificates for shares constituting less than one unit of shares (“less-than-one-unit shares”).

(Transfer agent)

     Article 8. The Company shall have a transfer agent with respect to its shares.

     2. The transfer agent and its place of business shall be selected by resolution of the Board of Directors and public notice shall be given thereof.

     3. The register of shareholders (including the register of beneficial shareholders; the same applies hereinafter) and the register of lost share certificates of the Company shall be kept at the transfer agent’s place of business and the registration of a transfer of shares, registration of lost share certificates, registration of a pledge and indication of trust property or cancellation thereof, non-possession of share certificates, delivery of share certificates, purchase of less-than-one-unit shares, receipt of notifications, receipt of notices of beneficial shareholders and other business relating to its shares shall be handled by the transfer agent and not by the Company.

(Share Handling Regulations)

     Article 9. The denominations of share certificates, registration of a transfer of shares, registration of lost share certificates, registration of a pledge, indication of trust property, non-possession of share certificates, reissue of share certificates, purchase of less-than-one-unit shares, receipt of notifications, receipt of notices of beneficial shareholders and other procedures relating to its shares and the fees therefor shall be governed by the Share Handling Regulations to be established by the Board of Directors.

(Record date)

     Article 10. The Company shall treat the shareholders (including the beneficial shareholders; the same applies hereinafter) appearing or recorded in the final register of shareholders as of March 31 of each year as shareholders entitled to exercise their rights at the Ordinary General Meeting of Shareholders relating to the relevant closing date of accounts.

     2. In addition to the preceding paragraph, if it is necessary to determine the persons entitled to exercise their rights, the Company shall treat the shareholders or the registered pledgees appearing or recorded in the final register of shareholders as of a specified date as shareholders or registered pledgees entitled to exercise their rights, upon giving prior public notice.

Chapter III. General Meeting of Shareholders

(Time and place to convene General Meetings of Shareholders)

     Article 11. The Ordinary General Meeting of Shareholders shall be convened in June of each year and an extraordinary General Meeting of Shareholders shall be convened from time to time as the necessity arises.

     2. A General Meeting of Shareholders shall be convened at the seat of the head office or any place adjacent thereto or elsewhere in Shinjuku-ku, Tokyo.

(Exercise of voting rights by proxy)

     Article 12. In the event that a shareholder desires to exercise his/her voting rights by proxy, such proxy shall be another shareholder of the Company having voting rights.

(Requirement for adopting resolutions of the General Meeting of Shareholders)

     Article 13. Unless otherwise provided for in laws or ordinances or in these Articles of Incorporation, resolutions of the General Meeting of Shareholders shall be adopted by a majority of the votes of the shareholders present.

     2. A resolution set forth in Article 343 of the Commercial Code and any other resolution to which the method of resolution under the said Article shall apply mutatis mutandis in the Commercial Code and other laws or ordinances shall be adopted by not less than two-thirds (2/3) of the voting rights held by the shareholders present at a General Meeting of Shareholders, who shall hold not less than one-third (1/3) of the total number of voting rights held by all shareholders.

(Convener and chairman of General Meetings of Shareholders)

     Article 14. General Meetings of Shareholders shall be convened in accordance with the resolution of the Board of Directors by the President, who shall preside over such General Meetings of Shareholders.

     2. In case the President is unable to act, one of the other Directors shall act in his place in the order previously determined by the Board of Directors.

Chapter IV. Directors and Board of Directors

(Number of Directors)

     Article 15. The Company shall have not more than 12 Directors.

(Election of Directors)

     Article 16. Directors shall be elected by the General Meeting of Shareholders.

     2. Resolutions for the election of Directors shall be adopted at a General Meeting of Shareholders at which shareholders who hold one-third (1/3) or more of the voting rights of all the shareholders shall be present, by a majority of the votes of the shareholders so present.

     3. No cumulative voting shall be used for the election of Directors.

(Term of office of Directors)

     Article 17. The term of office of Directors shall expire at the close of the Ordinary General Meeting of Shareholders relating to the closing date of accounts last to occur within one (1) year after their assumption of office.

(Power of the Board of Directors)

     Article 18. The Board of Directors shall make decisions on the matters as provided for in laws or ordinances or in these Articles of Incorporation and other important matters relating to the execution of business of the Company and supervise the execution by Directors of their duties.

(Notice of meetings of the Board of Directors)

     Article 19. Notice for convening a meeting of the Board of Directors shall be dispatched to each Director and each Statutory Auditor not later than two (2) days prior to the date of the meeting; provided, however, that such period of notice may be shortened in case of an urgent necessity.

(Appointment of Representative Directors)

     Article 20. The Board of Directors shall, by its resolution, appoint a Director or Directors to represent the Company.

(Appointment of Directors with specific titles)

     Article 21. The Board of Directors shall, by its resolution, appoint a President.

     2. The Board of Directors may, by its resolution, appoint one (1) Chairman of the Board, one (1) or more Executive Vice Presidents, Senior Managing Directors and Managing Directors.

(Appointment of Counsellors)

     Article 22. The Company may, by resolution of the Board of Directors, appoint one (1) or more Counsellors.

(Remuneration and retirement gratuities of Directors)

     Article 23. Remuneration and retirement gratuities of Directors shall be determined by resolution of the General Meeting of Shareholders.

(Regulations of the Board of Directors)

     Article 24. The conduct of meetings of the Board of Directors and other matters relating thereto shall be governed by the Regulations of the Board of Directors to be established by the Board of Directors.

(Indemnity of Directors)

     Article 25. The Company may exempt any Director from liabilities as provided for in Article 266, paragraph 1, item 5 of the Commercial Code of Japan to the extent allowed by laws or ordinances, by resolution of the Board of Directors in accordance with the provisions of Article 266, paragraph 12 of the said code.

(Agreement with outside Director to limit liabilities)

     Article 26. The Company may enter into an agreement with any outside Director that such outside Director shall assume liability for any damage that may be caused to the Company by any act of the outside Director as provided for in Article 266, paragraph 1, item 5 of the Commercial Code of Japan, only within the larger of (i) the amount determined in advance which shall be not less than ¥20,000,000 and (ii) the aggregate amount as provided for in laws or ordinances, pursuant to Article 266, paragraph 19 of the said code.

Chapter V. Statutory Auditors and Board of Statutory Auditors

(Number of Statutory Auditors)

     Article 27. The Company shall have not more than four (4) Statutory Auditors.

(Election of Statutory Auditors)

     Article 28. Statutory Auditors shall be elected by the General Meeting of Shareholders.

     2. Resolutions for the election of Statutory Auditors shall be adopted at a General Meeting of Shareholders at which shareholders who hold one-third (1/3) or more of the voting rights of all the shareholders shall be present, by a majority of the votes of the shareholders so present.

(Election of substitute Statutory Auditors)

     Article 29. The Company may have a substitute Statutory Auditor or Auditors elected at a General Meeting of Shareholders in advance in preparation for any deficiency in the number of Statutory Auditors provided for in laws or ordinances.

     2. Resolutions for the election of substitute Statutory Auditors shall be adopted at a General Meeting of Shareholders at which shareholders who hold one-third (1/3) or more of the voting rights of all the shareholders shall be present, by a majority of the votes of the shareholders so present.

     3. The effect of the election under the first paragraph above shall expire at such time as the first Ordinary General Meeting of Shareholders shall be held after the General Meeting of Shareholders at which the resolution for the election is adopted.

(Term of office of Statutory Auditors)

     Article 30. The term of office of Statutory Auditors shall expire at the close of the Ordinary General Meeting of Shareholders relating to the closing date of accounts last to occur within four (4) years after their assumption of office.

     2. The term of office of a Statutory Auditor elected to fill a vacancy shall expire at such time as the term of office of the retired Statutory Auditor would have expired.

     3. In case any substitute Statutory Auditor elected as provided for in the first paragraph of Article 29 assumes office as Statutory Auditor, the term of office of such Statutory Auditor shall expire at such time as the term of office of the retired Statutory Auditor would have expired.

(Notice of meetings of the Board of Statutory Auditors)

     Article 31. Notice for convening a meeting of the Board of Statutory Auditors shall be dispatched to each Statutory Auditor not later than two (2) days prior to the date of the meeting; provided, however, that such period of notice may be shortened in case of an urgent necessity.

(Full-time Statutory Auditors)

     Article 32. The Statutory Auditors shall appoint a full-time Statutory Auditor or Auditors from among their number.

(Remuneration and retirement gratuities of Statutory Auditors)

     Article 33. Remuneration and retirement gratuities of Statutory Auditors shall be determined by resolution of the General Meeting of Shareholders.

(Regulations of the Board of Statutory Auditors)

     Article 34. The conduct of meetings of the Board of Statutory Auditors and other matters relating thereto shall be governed by the Regulations of the Board of Statutory Auditors to be established by the Board of Statutory Auditors.

(Indemnity of Statutory Auditors)

     Article 35. The Company may exempt any Statutory Auditor from liabilities to the extent allowed by law or ordinances, by resolution of the Board of Directors in accordance with the provisions of Article 280, paragraph 1 of the Commercial Code of Japan.

Chapter VI. Accounts

(Business year and closing date of accounts)

     Article 36. The business year of the Company shall begin on April 1 of each year and end on March 31 of the following year and its accounts shall be closed on the last day of each such business year.

(Payment of dividends)

     Article 37. Dividends of the Company shall be paid to the shareholders or the registered pledgees appearing or recorded in the register of shareholders as of the closing date of accounts of each business year.

(Interim dividends)

     Article 38. The Company may, by resolution of the Board of Directors, make cash distribution as provided for in Article 293-5 of the Commercial Code of Japan (“interim dividends”) to the shareholders or the registered pledgees appearing or recorded in the final register of shareholders as of September 30 of each year.

(Period of limitations on dividends, etc.)

     Article 39. The Company shall be relieved of the obligation to pay any dividend or interim dividend upon expiration of three (3) full years from the day on which such any dividend or interim dividend became due and payable.

(As amended on June 22, 2004 by resolution at the 45th Ordinary General Meeting of Shareholders)